Exhibit 10.3

CONSULTING AGREEMENT

This CONSULTING Agreement (this “Agreement”) is made by and between RELMADA THERAPEUTICS INC., a Nevada corporation (the “Company”) and Najib Babul (“Consultant”). This Agreement is effective as of March 25, 2019.

WITNESSETH:

WHEREAS, Consultant has substantial experience in, among other matters, pharmaceutical and biopharmaceutical businesses; and

WHEREAS, the Company desires to engage the Consultant as a “Drug Development and Scientific Consultant” to perform consulting services as an independent contractor and has requested that Consultant provide consulting services to the Company, and Consultant is willing to provide such services to the Company on the terms and conditions set forth below.

NOW THEREFORE, for valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

1. Term. The term of this Agreement (the “Term”) shall be for a three year term commencing on March 25, 2019 and ending on March 24, 2022. The Term shall not be extended or renewed except by the mutual agreement of the parties in writing.

2. Consulting Services. Consultant shall be available to consult with the Company, on a part-time basis on such matters as may be reasonably requested by the Company from time to time and only to the extent such request is accepted by the Consultant (the "Consulting Services") during the Term of this Agreement. Such Consulting Services shall be rendered by Consultant at such time or times and at such place as the Company and the Consultant may mutually agree.

3. Compensation; Reimbursement of Expenses.

3.1 Compensation. In consideration of Consultant’s agreement to provide the Consulting Services to the Company as herein provided, the Company hereby agrees to pay Consultant a consulting fee of $333,333.33 per year for the three year period for a total consulting fee of $1 million, all of which shall be paid during 2019 as identified in Paragraph 1 of the separate Settlement Agreement entered into by and between the Company and Consultant. No fees are due and owing from the Company to Consultant during years two and three of this Agreement.

3.2 No Other Compensation. The fees paid for the Consulting Services shall be full compensation for the Consulting Services to be performed by Consultant hereunder, and Consultant shall receive no other compensation for the Consulting Services except as set forth in Paragraph 3.1.

4. Representations and Warranties. The Company and Consultant hereby represent and warrant that he or it has the full right and authority to enter into this Agreement and perform his or its obligations hereunder. Consultant makes no warranties, guarantees, or representations that any Consulting Services provided by Consultant will result in any increase or improvement in the development, marketing, promotion, or sale of the Company’s business, products, or services.

5. Independent Contractor Relationship. Consultant shall at all times be an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. The manner and means by which Consultant chooses to complete his services are in Consultant's sole discretion and control. Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of any fees under this Agreement.

6. Termination. The Company may terminate this Agreement, with or without cause, upon thirty (30) days prior written notice to Consultant; provided, however, that no such termination of this Agreement by the Company, nor the death or disability of Consultant during the Term of this Agreement, shall require Consultant or his legal representatives to return or to repay or refund to the Company any amount in respect thereof; it being agreed that the compensation was fully earned upon the execution of this Agreement and payable per Paragraph 3.1 above.

7. Notices. All notices or other communications hereunder shall be in writing and may be delivered personally, by registered or certified mail, return receipt requested, by nationally recognized air courier service, by telegram or by facsimile transmission, to the addresses indicated below:

If to the Company:

Relmada Therapeutics

Attn: Mr. Sergio Traversa, CEO

880 Third Avenue, 12th Floor

New York, NY 10022

With a Copy to:

Royer Cooper Cohen Braunfeld LLC

Attn: Barry L. Cohen, Esquire

101 West Elm Street, Suite 400

Conshohocken, PA 19428

Email: bcohen@rccblaw.com

If to Consultant:

Najib Babul

P.O. Box 2790

16767 Bernardo Ctr Dr L-1

San Diego, CA 92128-9996

With a copy to:

Stephen G. Harvey, Esquire

Steve Harvey Law LLC

1880 John F. Kennedy Blvd., Suite 1715

Philadelphia, PA 19103

Fax # 215-438-6666

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of laws principles thereof.

9. Agreement Non-Exclusive for Consultant. This Agreement shall in no way limit or restrict Consultant from entering into any other or similar agreements with any other businesses or individuals.

10. Severability. If any provision of this Agreement or any part of any provision of this Agreement is determined to be unenforceable for any reason whatsoever, it shall be severable from the rest of this Agreement and shall not invalidate or affect the other portions or parts of this Agreement, which shall remain in full force and effect and be enforceable according to their terms.

11. Succession; Assignment. This Agreement shall be binding upon the parties hereto and shall inure to the benefit of their respective successors, heirs and assigns. This Agreement shall not be assigned by either party without the written consent of the other.

12. Entire Agreement. This Agreement, along with the Settlement Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The recitals shall be a part of this Agreement. The terms of this Agreement will govern all services undertaken by Consultant for the Company. This Agreement may only be changed by mutual agreement of the parties in writing.

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In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

COMPANY:		CONSULTANT:

RELMADA THERAPEUTICS INC.

By:	/s/ Sergio Traversa	/s./ Najib Babul
Name: Sergio Traversa		Najib Babul
Title: CEO

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